Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Luda Technology Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value HK$0.25 (equivalent to US$0.03) per share(1)(2)	457(o)	2,875,000	$4.00	$11,500,000	0.00014760	$1,697.40
	Equity	Underwriter’s Warrants (3)(4)	457(g)	-	-	-	-	-
	Equity	Ordinary Shares underlying Representative’s Warrants (3)	457(g)	143,750	$4.80	$690,000	0.00014760	$101.85
	Total Offering Amounts							$1,799.25
	Total Fees Previously Paid							-
	Net Fee Due							$1,799.25

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended. Includes the shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	We have agreed to issue the Representative’s warrants to the representative to purchase up to an aggregate number of Ordinary Shares equal to 5% of the total number of Ordinary Shares sold in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. Such warrants shall have an exercise price equal to 120% of the initial public offering price of the Ordinary Shares sold in this offering.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.